SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2007

PHOTOWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-15338	91-0964899

(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)	Identification No.)

71 Columbia Street

Seattle, Washington 98104

(Address of principal executive office)

(206) 281-1390

(Registrant’s telephone number including area code)

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 7, 2007, the Board of Directors of PhotoWorks, Inc. appointed Mr. David M. Douglass as its Vice President and Chief Financial Officer. Mr. Douglass is a partner of Tatum, LLC, an executive services firm that provides strategic and operating leadership in finance and information technology. In recent years as a Tatum Partner, Mr. Douglass has served as CFO of a multi-state group of heavy duty truck dealerships, a subsidiary of a publicly-traded provider of mobile data communications solutions and a tax-exempt, multi-location air ambulance service providing emergency medical transport.

Prior to joining Tatum, Mr. Douglass was involved in technology startups. He served as CFO of The Cobalt Group (NASDAQ: CBLT) during its final venture capital stages and IPO process. The Cobalt Group is a leading provider of internet products and services to the automotive industry. Prior to Cobalt, Mr. Douglass climbed the corporate ladder at PACCAR Inc (NASDAQ: PCAR), a worldwide manufacturer of transportation equipment where he held the positions of Director of Internal Audit and Managing Director of Foden Trucks, based in England.

Mr. Douglass earned a B.A. summa cum laude from the University of Puget Sound and a M.B.A. from the University of Washington. He also attended Duke University’s Advanced Management Program at the Fuqua School of Business. He is a certified public accountant (inactive).

The Company will pay Mr. Douglass a salary of $24,000 a month and will pay Mr. Douglass a quarterly cash bonus of $4,000 a month, with the goals that will warrant such quarterly bonus to be agreed upon by May 31, 2007.

In addition, the Company will pay directly to Tatum LLC a fee of $6,000 a month as partial compensation for resources provided. The Company will pay Tatum a quarterly cash bonus of $1,000 a month during the term of this agreement, with the goals that will warrant such quarterly bonus to be agreed upon by Tatum and the Company by May 31, 2007.

The Company will have no obligation to provide Mr. Douglass any stock, employee retirement and/or 401(k) plan benefits. In lieu of Mr. Douglass participating in the Company-sponsored employee medical insurance benefit plan, the Company will reimburse Mr. Douglass for amounts paid by him for medical insurance for himself and his family. Mr. Douglass’ employment with the Company may be terminated by either party at any time without cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOWORKS, INC.

Date: May 9, 2007	By:	/s/ Andrew Wood
Andrew Wood
Chief Executive Officer